EXHIBIT 21


                               LIST OF SUBSIDIARIES

     The Partnership is a general partner in JMB First Financial Associates, an Illinois general partnership. JMB First Financial Associates is a general partner in JMB Encino Partnership, a California general partnership, which holds title to the First Financial Plaza.

     The Partnership is a general partner in JMB/Miami
International Associates, an Illinois general partnership.
JMB/Miami International Associates is a general partner in West
Dade County Associates, a Florida general partnership which holds title to the Miami International Mall.

     The Partnership is a limited partner in Adams/Wabash Limited
Partnership, an Illinois limited partnership.  Adams/Wabash
Limited Partnership holds title to the Adams/Wabash Self Park.

     Reference is made to Note 3 of the Notes to Financial Statements filed with this annual report for a summary description of the terms of such partnership agreements. The Partnership's interest in the foregoing joint venture partnerships and the results of their operations are included in the Financial Statements of the Partnership filed with this annual report.